  EXHIBIT 99.1

Edible Garden Regains Compliance with Nasdaq Continued Listing Requirements

BELVIDERE, NJ, February 15, 2023 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today announced that it received notice from Nasdaq on February 10, 2023 indicating that the Company had regained compliance with the minimum stockholders’ equity requirement for continued listing on Nasdaq under Nasdaq Rule 5550(b)(1), the publicly held shares requirement under Nasdaq Rule 5550(a)(4), and the minimum bid price requirement under Nasdaq Rule 5550(a)(2).

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are pleased to have regained compliance with the continued listing requirements of Nasdaq. Maintaining our Nasdaq listing is of the utmost importance to the Company given the credibility and visibility that it provides.  Armed with a strengthened balance sheet, we look forward to aggressively continuing to expand our retail footprint across the United States providing Zero-Waste Inspired® sustainable produce.”

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated, is a leader in locally grown organic leafy greens and herbs backed by Zero-Waste Inspired® next generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company plans to offer a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to its growth strategies and performance as a public company. The words “look forward,” “objective,” “plan,” “seek,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com